Exhibit 99.1
PRIME HEALTHCARE SERVICES INC.
CONSOLIDATED INCOME STATEMENT
YEAR TO DATE SEPTEMBER 30, 2008

REVENUE
NET PATIENT REVENUE	956,381,726
CAPITATION REVENUE	18,508,064
OTHER REVENUE	11,605,913

TOTAL OPERATING REVENUE	986,495,703

OPERATING EXPENSES

COMPENSATION AND EMPLOYEE BENEFITS	351,382,778
PROVISION FOR DOUBTFUL ACCOUNTS	295,391,380
GENERAL AND ADMINISTRATIVE	86,601,086
MEDICAL SUPPLIES	71,223,278
PROFESSIONAL FEES	54,691,042
DEPRECIATION/AMORTIZATION	11,343,639
MEDICAL CLAIMS	3,656,668
TOTAL OPERATING EXPENSES	874,289,871

NET OPERATING INCOME (LOSS)	112,205,832

INTEREST	12,480,022
INCOME TAX EXPENSE	1,840,752

Income Before Allocation to Non-Controlling Interest	97,885,058

Allocation of Income to Non-Controlling Interest	(63,825,168)

NET INCOME (LOSS)	34,059,890

Prime Healthcare Services
Balance Sheet
As of September 30, 2008

Total
ASSETS:

Cash and equivalents	$15,363,044

Accounts Receivable	$1,141,489,877
Allowance for Bad Debt	(221,488,106)
Allowance for Contractuals & Oth Adj	(739,667,387)

Patient Accounts Receivable	$180,334,384

Other Receivables	9,549,288
Inventories	8,132,290
Other Current Assets/Deposits	12,328,615
Current Portion of Long-Term Notes	2,653,074
Prepaid Insurance	16,844,450
Other Pre-Paid Expenses	4,599,989

Current assets	$249,805,134

Land and Improvements	$34,310,000
Buildings and Improvements	46,838,859
Leaseholds	7,480,866
Equipment	119,659,078
Construction-In-Progress	19,636,972

Property and Equipment	$227,925,775
Less: Accumulated Depreciation	(36,040,714)

Net Property and Equipment	$191,885,061

Long-term notes	$21,990,720
Investments	0
Net goodwill	13,707,802
Other intangible assets	182,251

Long-Term Assets	$227,765,834

TOTAL ASSETS	$477,570,968

LIABILITIES:
Accounts Payable	$35,116,495
Notes Payable	24,901,282
Accrued Payroll	15,233,166
Accrued PTO	15,703,009
Accrued Payroll Taxes	4,701,383
IBNR	3,820,269
Other Accrued Expenses	3,869,682
Third-Party Settlements	321,374
Current Portion Long Term Debt/ Cap Lse	5,812,242
Other Liabilities	6,922,266

Current Liabilities	$116,401,168

Sale/Lease Back	$98,000,000

Total Intercompany	$0

Total Intracompany	$15,803,560

Deferred Credits	964,759
Deferred Taxes	0
Other Long-Term Liabilities	84,656,696

Total Long-Term Liabilities	$199,425,015

TOTAL LIABILITIES	$315,826,183

EQUITY:
Common Stock	$1
Additional Paid-in Capital	8,761,943
Note Receivable From Related Party	(35,762,558)
Retained Earnings PY	90,860,340
Distributions	0
Non Controlling Interest	63,825,168
Net Income	34,059,890

TOTAL EQUITY	$161,744,784

TOTAL LIABILITIES AND EQUITY	$477,570,968

Prime Healthcare Services Inc.
Cash Flow; September 30, 2008

Cash Flow From Operations:
Net Income	97,885,058
Depreciation	9,214,866
Amortization	0
Minority Interest	0
(Inc)/Dec in A/R	(71,466,510)
(Inc)/Dec in Inventory	(4,212,718)
(Inc)/Dec in Prepaids	12,695,528
(Inc)/Dec in Other Receivables	(8,464,112)
Inc/(Dec) in Payroll Payables	21,602,454
Inc/(Dec) in Accrued Payables	6,714,787
Inc/(Dec) in IBNR	(2,008,050)
Inc/(Dec) in Other Liabilities	(16,240,175)
Inc/(Dec) in Fiscal Inter	1,237,131
Inc/(Dec) in Other Acc Exp	0
Total Cash From Operations	46,958,259

Cash Flow From Investing
Capital Expenditures	(64,433,454)
Pmts to Acquire Other Assets	(24,848,739)

Total Cash From Investing	(89,282,193)

Cash Flow From Financing
Funds Provided (to) from Related Party	6,130,389
Distributions to Share Holders	0
Shareholder Contrbution	0
Borrow (Repayment) of Debt	6,378,404
(Repayment) of Capital Leases	(875,392)
Net Proceeds From Owners Contribution	9,150,613
Pmt for Acquisition	0

Total Cash Flow From Financing/Dist	20,784,014

Total Cash Flow	(21,539,921)

Beginning Cash Balance	36,902,965

Ending Cash Balance	15,363,044

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